International Headquarters
2150 St. Elzéar Blvd. West
Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:

Laurie W. Little
949-461-6002
laurie.little@valeant.com

Elif McDonald
905-695-7607
elif.mcdonald@valeant.com

Media:
Renée E. Soto/Meghan Gavigan
Sard Verbinnen & Co.
212-687-8080
rsoto@sardverb.com / mgavigan@sardverb.com

VALEANT PHARMACEUTICALS ANNOUNCES THE ADDITION OF THREE NEW INDEPENDENT DIRECTORS TO ITS BOARD

LAVAL, Quebec, March 9, 2016 -- Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) today announced that Dr. Fred Eshelman, Mr. Stephen Fraidin and Mr. Thomas W. Ross, Sr. have joined its Board of Directors as independent directors, effective March 8, 2016. Valeant also announced that Dr. Anders Lonner has stepped down as a director due to other priorities and personal commitments, effective March 8, 2016. With these changes, Valeant has increased the size of its board to 14 members, 12 of whom are independent.

“We are pleased that these three experienced and capable leaders have agreed to join our Board,” said Robert A. Ingram, chairman of the board. “We look forward to working collaboratively with Fred, Steve and Tom to enhance value for Valeant’s shareholders and strengthen relationships with our other important constituents.  Fred’s extensive experience in the pharmaceutical industry, Steve’s business, legal and corporate governance acumen, and Tom’s broad public policy expertise are valuable additions to the Board as we strengthen the Company’s corporate governance practices and move the company forward.”

Mr. Ingram added, “As Valeant grows, it is essential that our directors have the appropriate mix of skills and experience necessary to support management. We are strongly committed to strengthening the management team through a careful succession planning process for all of our key positions and will consider further enhancing the Board with additional candidates who have complementary perspectives and expertise.”

Fred Eshelman is a 35-year veteran of the pharmaceutical industry and is the founder and former Chief Executive Officer and Executive Chairman of Pharmaceutical Product Development, Inc. (formerly NASDAQ: PPDI). Dr. Eshelman was also the founding chairman of Furiex Pharmaceuticals, Inc., a drug development company that collaborated with pharmaceutical and biotechnology companies to increase the value of their drug candidates by applying an accelerated approach to drug development.

Stephen Fraidin is widely recognized as one of the country’s leading M&A lawyers, having worked in the industry for more than 40 years. He is currently Vice Chairman at Pershing Square Capital Management L.P.

Thomas W. Ross served as President of the University of North Carolina from 2011 to 2016.  Before that, he served as a North Carolina Superior Court judge for 17 years.

“I continue to believe in the future of Valeant, but this position requires more time than I can provide at this time,” stated Dr. Lonner. “Serving on the Board of Valeant has been a great privilege for me and I wish Valeant all the best going forward.”

“I also want to thank Anders for all of his tireless efforts and contributions on behalf of Valeant shareholders,” continued Ingram. “His knowledge of the international pharmaceutical market and his support on several acquisitions have been invaluable to Valeant.”

Dr. Fred Eshelman

Dr. Eshelman has more than 35 years of strategic development, executive, operational and financial leadership experience in the pharmaceutical and healthcare industries. He is the founder and former Chief Executive Officer and Executive Chairman of Pharmaceutical Product Development, Inc. (PPD), a global contract pharmaceutical research organization providing drug discovery, development and lifecycle management services. Dr. Eshelman was also the founding chairman of Furiex Pharmaceuticals, Inc., a drug development company that collaborated with pharmaceutical and biotechnology companies to increase the value of their drug candidates by applying an accelerated approach to drug development.

Mr. Stephen Fraidin

Mr. Stephen Fraidin joined Pershing Square Capital Management, L.P. in 2015 as Vice Chairman.  Prior to joining Pershing Square, Mr. Fraidin was a Senior Partner at Kirkland & Ellis LLP and advised major companies and investment firms in acquisitions, mergers, proxy contests, corporate governance engagements and other matters. He received his LL.B. from Yale Law School and his A.B. from Tufts University. Mr. Fraidin is widely recognized as one of the country’s leading M&A lawyers. He was named to the Financial Times’ top ten most innovative lawyers in North America; The International Who’s Who of Mergers & Acquisitions Lawyers top ten “Most Highly Regarded Individuals;” Law360 MVP of the Year for M&A in 2013, and twice as The American Lawyer’s “Dealmaker of the Year.”

Mr. Thomas W. Ross, Sr.

Thomas W. Ross is President Emeritus of the 17-campus University of North Carolina having served as President from 2011-2016.  He currently serves as the Sanford Distinguished Fellow in Public Policy at the Duke University Sanford School of Public Policy and as a Professor of Public Law and Government at the UNC Chapel Hill School of Government.  Prior to becoming President of the UNC System, Mr. Ross served as President of Davidson College, executive director of the Z. Smith Reynolds Foundation, director of the North Carolina Administrative Office of the Courts, a Superior Court judge, chief of staff to a U. S. Congressman, a member of a Greensboro, NC law firm and as an Assistant Professor of Public Law and Government at UNC-Chapel Hill’s School of Government.  Mr. Ross holds a bachelor’s degree in political science from Davidson College (1972) and graduated with honors from the UNC-Chapel Hill School of Law (1975).  Mr. Ross currently serves several boards and has received numerous awards and accolades for his public service and professional achievements.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding Valeant's Board of Directors.  Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company's most recent annual or quarterly report and detailed from time to time in Valeant's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements.  These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

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